Exhibit 99.1
PERFUMANIA HOLDINGS REPORTS THIRD QUARTER NET SALES
OF $142 MILLION AND DILUTED EPS OF $0.20

BELLPORT, N.Y., December 15, 2015 - Perfumania Holdings, Inc. (NASDAQ: PERF) (“Perfumania” or the “Company”) the largest U.S. specialty retailer and distributor of fragrances and related beauty products today reported operating results for the fiscal 2015 third quarter, representing the thirteen week period ended October 31, 2015.

($ in thousands, except per share data and percentage)	Thirteen Weeks Ended			Thirty-nine Weeks Ended
	October 31, 2015	November 1, 2014	Change	October 31, 2015	November 1, 2014	Change
Net sales retail	$58,763	$75,477	(22.1%)	$196,085	$220,280	(11.0%)
Net sales wholesale	$83,212	$78,852	5.5%	$183,406	$180,169	1.8%
Total net sales	$141,975	$154,329	(8.0%)	$379,491	$400,449	(5.2%)

Gross profit retail	$30,301	$37,197	(18.5%)	$98,296	$106,098	(7.4%)
Gross profit wholesale	$35,984	$35,930	0.2%	$81,523	$80,678	1.0%
Total gross profit	$66,285	$73,127	(9.4%)	$179,819	$186,776	(3.7%)

Gross profit margin	46.7%	47.4%	(70) bps	47.4%	46.6%	80 bps

Income (loss) from operations	$4,876	$9,865	(50.6%)	$(8,631)	$4,251	(303.0%)
Net income (loss)	$3,028	$7,507	(59.7%)	$(13,934)	$(2,862)	(386.9%)
Net income (loss) per common share
Basic	$0.20	$0.49	(59.2%)	$(0.90)	$(0.19)	(373.7%)
Diluted	$0.20	$0.48	(58.3%)	$(0.90)	$(0.19)	(373.7%)

Michael Katz, President and Chief Executive Officer of Perfumania, commented, "While third quarter operating results continued to reflect a challenging retail environment, our bottom line results improved on a quarterly sequential basis as we made further progress throughout the period with our strategies to leverage the Company’s role as the nation’s leading independent, vertically integrated specialty retailer, wholesale distributor and manufacturer of perfumes and designer fragrances.

“The quarterly retail sales and gross margin decline was largely attributable to locations in areas dependent on high tourist foot traffic or in older malls. As other retailers have reported, third quarter sales at malls across the country were significantly lower than in prior years, in particular at stores in B and C-rated malls, as well as across the mass market, where celebrity fragrances in particular experienced a decline. In addition, Perfumania stores across Florida were especially impacted by the devaluation of many major foreign currencies, including the Euro, while our stores in Puerto Rico continue to operate in an unstable economic environment.

“Continuing our strategic initiative to close under-performing stores, we closed three stores in the fiscal 2015 third quarter, and plan to continue to strategically approach upcoming lease renewals to allow us to improve returns from our retail store footprint. In addition, during the third quarter, we continued the transition of one of our largest accounts from a consignment relationship to a wholesale agreement, which impacted our reported third quarter retail sales by over $4.5 million. This transition will continue over the next several quarters and we expect lower sales and gross margin, though it will lead to improved inventory management and higher net profit margin as wholesale agreements do not incur the significant costs associated with supporting a consignment relationship.”

Mr. Katz, added, “Notwithstanding the retail challenges, we generated very strong results across a number of our brands, including Vince Camuto and Jessica Simpson. We also drove very strong sales in our body sprays category, a product line that we introduced across our wholesale, retail and e-commerce distribution channels over the past year. In addition, our initiatives around loyalty programs, enterprise selling orders and increasing traffic to our website continue to gain momentum. For example, over Cyber Monday, we processed over 3,000 enterprise selling orders, which we believe highlights the consumer appeal of an omni-channel retail experience.

“While our fragrance portfolio has been impacted by the decline in consumer interest in celebrity fragrances, we intend to shift our fragrance offering mix from a celebrity-centric offering to a more designer-based fragrance and brand portfolio. Designer and heritage fragrances tend to be higher-end and stay in fashion longer because there is a more direct link between them and a fragrance, as well as a consistency with the brand’s other offerings such as clothes and accessories, leading to greater overall credibility with consumers. We are in discussions with a number of high-profile designers that we expect to be able to announce in the near future.

“In addition to optimizing our store footprint, supporting our leading brands, successfully transitioning a major part of our consignment business to wholesale and increasing our designed and heritage brand portfolio, we are also taking steps to grow sales of our owned or licensed brands, which generate higher margins, allocating capital to store remodels, improving our technology infrastructure with new computer systems and corporate and information technology enhancements, including state-of-the-art point-of-sale and inventory management technologies, refining our e-commerce platform to provide a more user friendly and engaging shopping experience, and, positioning the company to be able to penetrate the international market, including duty free.”

Mr. Katz, concluded, “Looking ahead, our challenge for the remainder of 2015 and 2016 is to first stabilize and then accelerate revenue growth, while maintaining healthy gross margins. Our success on these initiatives will be somewhat dependent on an improving macro operating environment, as at present, our assumption is that we will continue to operate in a low growth economy with foreign exchange headwinds related to the strong US Dollar. To address these challenges, we are focused on initiatives that will help us to best leverage Perfumania’s leading position in retail, wholesale and manufacturing. And as with most challenges, our initiatives will not always show linear results, but our focus on executing our strategy and delivering improvements are expected to enhance long term shareholder value.”

Operating Review
Net sales during the thirteen weeks ended October 31, 2015, decreased 8.0% to $142 million, compared to $154.3 million in the third quarter of fiscal 2014, reflecting a decrease in same store sales and lower store count as the average number of stores operated was 319 in the fiscal 2015 third quarter, compared to 325 in the prior year period.

Retail segment net sales decreased 22.1% to $58.8 million, compared with last year’s third quarter due in large part to fewer locations at our largest consignment customer and fewer Perfumania stores in operation and lower sales across a number of Perfumania stores, compared with last year’s third quarter.

Wholesale segment net sales increased 5.5% during the third quarter of fiscal 2015 from the third quarter of fiscal 2014. This included an increase in Quality Fragrance Group (QFG) sales from $51.2 million in the third quarter of fiscal 2014, to $53.0 million in the same period in fiscal 2015 related to a shift in consignment relationship to a wholesale agreement and increased sales of body spray products. Parlux's sales increased from $27.8 million in the third quarter of fiscal 2014 to $30.2 million in the same period in fiscal 2015 on the back of new product launches.

Gross profit during the third quarter of fiscal 2015 was $66.3 million, a decrease of 9.4%, compared to last year’s third quarter due to lower retail net sales. Total operating expenses were $61.4 million and $188.5 during the thirteen and thirty-nine weeks ended October 31, 2015, a decrease of 2.9% and an increase of 3.2%, compared to the thirteen and thirty-nine weeks ended November 1, 2014, respectively, with the increase during the thirty-nine weeks being attributable to higher advertising expense to support a new brand launch as well as an increased investment of approximately $0.7 million year-over-year on the ongoing implementation of new computer systems.

Interest expense was $1.8 million for the third quarter of fiscal 2015, a decrease of 21.6%, compared to third quarter of fiscal 2014, reflecting lower average outstanding balances and lower average interest rate on our revolving credit facility.

This led to net income of $3.0 million during the third quarter of fiscal 2015 or net income per diluted share of $0.20, compared to a net income of $7.5 million, or a net income per diluted share of $0.48 during last year’s third quarter.

Balance Sheet and Liquidity
Cash and cash equivalents were $1.3 million as of October 31, 2015, compared to $1.5 million at January 31, 2015.

Net cash used in operating activities during the thirty-nine weeks ended October 31, 2015 was approximately $22.2 million, compared with approximately $21.2 million used in operating activities during the prior year period. This increase in cash primarily reflected changes in working capital and the increase in our net loss.

Net cash used in investing activities was approximately $5.3 million in the thirty-nine weeks ended October 31, 2015, compared to $9.2 million in the prior year period. Investing activities consisted of Perfumania store construction and remodels, capital expenditures related to the ongoing purchase and implementation of new computer systems and other corporate and information technology enhancements.

The decrease in cash used in investing activities resulted from fewer new Perfumania store openings during the thirty-nine weeks ended October 31, 2015, compared with the thirty-nine weeks ended November 1, 2014, as well as a reduction in spending on software and hardware for the Company's new computer systems.

The Company has a $175 million revolving credit facility with a syndicate of banks, which is used for the Company's general corporate purposes and those of its subsidiaries, including working capital. The Company was in compliance with all financial and operating covenants under the Senior Credit facility and as of October 31, 2015, the Company had $64.0 million available to borrow under the Senior Credit Facility, which includes $25 million for letters of credit, based on the borrowing base at that date.

Donna Dellomo, VP & Chief Financial Officer, commented, “Despite the challenging retail environment, we are well positioned to address retail and wholesale demand for the upcoming holiday season. Looking further ahead, we are confident in our ability to capitalize on our growth initiatives, including new brands and associated product launches, upgrades to our inventory and procurement infrastructure, improving the customer experience at both our retail locations and online marketplace, successfully expanding our international business and implementing our new point-of-sale system. These strategic investments are expected to begin benefiting the top line beginning and leveraging the operating structure in the second half of fiscal 2016.”

About Perfumania Holdings, Inc.
Perfumania Holdings, Inc. (NASDAQ: PERF) is the largest specialty retailer and distributor of fragrances and related beauty products across the United States. Perfumania has a 30 year history of innovative marketing and sales management, brand development, license sourcing and wholesale distribution making it the premier destination for fragrances and other beauty supplies. As of October 31, 2015 the Company operated 319 corporate-owned retail stores as well as e-commerce, specializing in the sale of fragrances and related products across the United States, Puerto Rico, and the U.S. Virgin Islands. The Company also operates a wholesale distribution network that addresses approximately 57,000 retail doors. For additional information please visit www.perfumaniaholdings.com or contact us at perf@jcir.com.

Forward-Looking Statements
This press release may contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements are typically identified by words or phrases such as “may,” “will,” “anticipate,” “estimate,” “expect,” “project,” “intend,” “plan,” “believe,” “target,” “forecast,” “objective,” “assume,” “strategies” and other words and terms of similar meaning. Forward-looking statements involve estimates, expectations, projections, goals, forecasts, assumptions, risks and uncertainties. We caution readers that any forward-looking statement is not a guarantee of future performance and that actual results could differ materially from those contained in the forward-looking statement. Among the factors that could cause actual results, performance or achievement to differ materially from those described or implied in the forward-looking statements are our ability to service our obligations, our ability to comply with the covenants in our Senior Credit Facility, any deterioration of general economic conditions, including weaker than anticipated discretionary spending by consumers, competition, the ability to raise additional capital to finance our expansion and other factors included in our filings with the SEC. Copies of our SEC filings are available from the SEC or may be obtained upon request from us. You should also consider carefully the statements under “Risk Factors” in our Form 10-K which address additional factors that could cause our actual results to differ from those set forth in the forward-looking statements and could materially and adversely affect our business, operating results and financial condition. We cannot assess the impact of each factor on our business or the extent to which any factor, or combination of factors, may cause actual results to differ materially from those contained in any forward-looking statements. The forward-looking statements speak only as of the date on which they are made, and, except to the extent required by federal securities laws, we undertake no obligation to update any forward-looking statement to reflect events or circumstances after the date on which the statement is made or to reflect the occurrence of unanticipated events.

Contact:	JCIR
Perfumania Holdings, Inc.	Joseph Jaffoni/Norberto Aja/Nicole Briguet
Donna Dellomo	(212) 835-8500
VP & Chief Financial Officer	perf@jcir.com
(631) 866-4157

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PERFUMANIA HOLDINGS, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS
(Unaudited)
(in thousands, except share and per share amounts)

	October 31, 2015	January 31, 2015
ASSETS:
Current assets:
Cash and cash equivalents	$1,290	$1,533
Accounts receivable, net of allowances of $1,090 and $1,271 as of October 31, 2015 and January 31, 2015, respectively	60,273	27,777
Inventories	256,742	253,371
Prepaid expenses and other current assets	14,489	13,775
Total current assets	332,794	296,456
Property and equipment, net	25,313	24,640
Goodwill	38,769	38,769
Intangible and other assets, net	21,775	26,367
Total assets	$418,651	$386,232

LIABILITIES AND SHAREHOLDERS’ EQUITY:
Current liabilities:
Accounts payable	$51,086	$39,263
Accounts payable-affiliates	908	269
Accrued expenses and other liabilities	30,726	28,254
Current portion of obligations under capital leases	1,206	1,104
Total current liabilities	83,926	68,890
Revolving credit facility	65,527	37,561
Notes payable-affiliates	125,366	125,366
Long-term portion of obligations under capital leases	1,564	2,459
Other long-term liabilities	60,634	56,662
Total liabilities	337,017	290,938
Commitments and contingencies
Shareholders’ equity:
Preferred stock, $0.10 par value, 1,000,000 shares authorized; as of October 31, 2015 and January 31, 2015, none issued	—	—
Common stock, $.01 par value, 35,000,000 shares authorized; 16,392,012 shares and 16,374,625 shares issued as of October 31, 2015 and January 31, 2015, respectively	164	164
Additional paid-in capital	221,881	221,607
Accumulated deficit	(131,834)	(117,900)
Treasury stock, at cost, 898,249 shares as of October 31, 2015 and January 31, 2015	(8,577)	(8,577)
Total shareholders’ equity	81,634	95,294
Total liabilities and shareholders’ equity	$418,651	$386,232

PERFUMANIA HOLDINGS, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(Unaudited)
(in thousands, except share and per share amounts)

	Thirteen Weeks Ended October 31, 2015	Thirteen Weeks Ended November 1, 2014	Thirty-nine Weeks Ended October 31, 2015	Thirty-nine Weeks Ended November 1, 2014
Net sales	$141,975	$154,329	$379,491	$400,449
Cost of goods sold	75,690	81,202	199,672	213,673
Gross profit	66,285	73,127	179,819	186,776
Operating expenses:
Selling, general and administrative expenses	58,612	60,775	180,279	174,540
Share-based compensation expense	43	104	217	313
Depreciation and amortization	2,754	2,383	7,954	7,672
Total operating expenses	61,409	63,262	188,450	182,525
Income (loss) from operations	4,876	9,865	(8,631)	4,251
Interest expense	(1,848)	(2,358)	(5,303)	(7,113)
Income (loss) before income tax provision	3,028	7,507	(13,934)	(2,862)
Income tax provision	—	—	—	—
Net income (loss)	$3,028	$7,507	$(13,934)	$(2,862)
Net income (loss) per common share:
Basic	$0.20	$0.49	$(0.90)	$(0.19)
Diluted	$0.20	$0.48	$(0.90)	$(0.19)

Weighted average number of common shares outstanding:
Basic	15,493,763	15,445,951	15,488,702	15,408,105
Diluted	15,494,973	15,496,718	15,488,702	15,408,105

PERFUMANIA HOLDINGS, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(Unaudited)
(in thousands)

	Thirty-nine Weeks Ended October 31, 2015	Thirty-nine Weeks Ended November 1, 2014
Cash flows from operating activities:
Net loss	$(13,934)	$(2,862)
Adjustments to reconcile net loss to net cash used in operating activities:
Amortization of deferred financing costs	257	526
Depreciation and amortization	7,954	7,672
Recovery for losses on accounts receivable	(181)	(165)
Share-based compensation	217	313
Changes in operating assets and liabilities:
Accounts receivable	(32,315)	(26,573)
Inventories	(3,371)	(16,449)
Prepaid expenses and other assets	247	(164)
Accounts payable	11,823	7,420
Accounts payable-affiliates	639	(183)
Accrued expenses and other liabilities and other long-term liabilities	6,444	9,216
Net cash used in operating activities	(22,220)	(21,249)
Cash flows from investing activities:
Additions to property and equipment	(5,253)	(8,919)
Additions to tradenames and licenses	—	(300)
Net cash used in investing activities	(5,253)	(9,219)
Cash flows from financing activities:
Net borrowings under bank line of credit	27,966	34,148
Principal payments under capital lease obligations	(793)	(701)
Payment for deferred financing costs	—	(1,237)
Proceeds from exercise of stock options	57	393
Net cash provided by financing activities	27,230	32,603
Net (decrease) increase in cash and cash equivalents	(243)	2,135
Cash and cash equivalents at beginning of period	1,533	1,553
Cash and cash equivalents at end of period	$1,290	$3,688

Supplemental Information:
Cash paid during the period for:
Interest	$1,084	$1,961
Income taxes	$611	$680
Non-cash investing and financing activities:
Capital lease	$—	$471